EXHIBIT 8

                                                          February 13, 1998

MNB Bancorp
300 East Main Street
Milford, MA  01757

Gentlemen:

      We have acted as special tax counsel to MNB Bancorp ("Holding Company") in connection with a Registration Statement on Form S-4 currently being filed with the Securities and Exchange Commission by Holding Company relating to the proposed merger ("Merger") of The Milford National Bank and Trust Company with and under the charter of Milford Bank, National Association, a wholly-owned subsidiary of Holding Company.

      We refer to the combined Proxy Statement and Prospectus included in the Registration Statement and the caption "Reorganization Plan-Merger-Federal Tax Consequences" therein. The description of certain federal income tax consequences of the Merger as set forth under such caption states our opinion as to certain federal income tax consequences of the Merger and other federal income tax matters, as described in such caption and subject to the conditions and qualifications therein set forth.

      We hereby consent to the use of our name, to the references to our firm, to the filing with you of this letter, and to the use of our tax opinion stated under the caption referred to above.

      In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Very truly yours,


                                    CRAIG AND MACAULEY
                                    PROFESSIONAL CORPORATION


                                    By:  /s/  David F. Hannon
                                              David F. Hannon, Treasurer


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